Exhibit 10.1

February 20, 2015

Brian P. Zambrowicz, Ph.D.

Dear Brian:

We are pleased to invite you to become a consultant to Lexicon Pharmaceuticals, Inc. (which, together with its subsidiaries and affiliates, is referred to as the “Company” or “Lexicon”). The purpose of this letter agreement (this “Agreement”) is to set forth our mutual understanding of the terms and conditions under which you will provide consulting services to the Company, as set forth below.

1.Consulting Services. As a consultant to Lexicon, you will provide the following services (the “Services”), reporting to the Company’s chief executive officer or his or her designee (the “Designated Representative”): (a) analyzing nonclinical, clinical and other data and information (the “Data”) relating to the Company’s Sotagliflozin (LX4211) program for type 1 and type 2 diabetes and Telotristat etiprate (LX1032) program for carcinoid syndrome; and (b) communicating the results of your analysis (the “Results”) to the Designated Representative. You will devote up to 12 days annually during the term of this Agreement to providing such Services to the Company under this Agreement, on a schedule and at times reasonably agreed upon by you and the Designated Representative. You agree to provide the Company with written quarterly reports detailing the number of days (reported in half-day increments) devoted to providing services under this Agreement during the prior quarter.

2.Compensation. As full consideration for your Services as a consultant to the Company and your obligations under this Agreement, you will receive fees of $24,000 per year during the term of this Agreement, payable in 12 monthly installments. In addition, you will be reimbursed for your reasonable, ordinary and necessary out-of-pocket expenses for attendance at in-person meetings or otherwise incurred at the Company’s request in connection with your performance of the Services. To the extent applicable, each installment payment payable pursuant to this Agreement shall be treated as a separate payment for purposes of section 409A of the Internal Revenue Code of 1986, as amended.

3.Confidential Information.

(a)For purposes of this Agreement, “Confidential Information” shall mean the Data, Results and any of Company’s proprietary or confidential information provided by the Company and which is necessary for the performance of the Services, whether orally, visually, electronically or in writing. Confidential Information shall include inventions, discoveries, improvements, materials, data, technology, processes, formulas, know-how, trade secrets, ideas and other information which otherwise meets the definition of “Confidential Information”. . Company shall not provide, and Confidential Information shall not include, any information not directly related to the scope of the Services. You agree to hold any Confidential Information disclosed to you by the Company or learned by you from the Company in conjunction with your Services under this Agreement in strict confidence and to take all reasonable precautions to protect such Confidential Information, not to disclose any such Confidential Information to any third party, and to use such Confidential Information only in furtherance of your Services under this Agreement; provided that your nondisclosure obligation shall not apply to the extent such Confidential Information (i) is already in the public domain or hereafter enters the public domain other than through your acts or omissions in violation of this Agreement; (ii) is already known to you, as may be shown by competent written records; (iii) is hereafter received by you without restriction as to confidentiality or use from a third party lawfully entitled so to disclose same in such manner; or (iv) is hereafter generated by you from a third party who you do not know to be under an obligation of confidentiality in favor of the Company with respect to such information. Information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in your possession. All Confidential Information (and any copies and notes thereof) shall remain the sole property of the Company.

(b)You agree not to disclose or otherwise make available to the Company any information that you possess under an obligation of confidentiality to a third party. You may disclose to the Company any information made available generally to the scientific community at large through published reports or public presentations prior to disclosure to the Company.

4.Inventions and Discoveries.

(a)You hereby assign and transfer to the Company all of your right, title and interest throughout the world in all Results and any inventions, discoveries, improvements, materials, data, works of authorship and other intellectual property, whether or not patentable or subject to copyright, which may be made, written or conceived by you in the course of your performance of the Services, in whole or in part and whether alone or in conjunction with others (collectively, “Intellectual Property”). All such Intellectual Property shall be the sole property of the Company or its nominee.

(b)You shall promptly disclose any Intellectual Property in writing to the Company in order to permit the Company to claim rights to which it may be entitled under this Agreement. The Company shall have full power and authority to file and prosecute patent applications and copyright registrations throughout the world with respect to all Intellectual Property, and to procure and maintain patents and copyrights with respect thereto. You agree, at the Company’s reasonable request and expense, to sign, execute and acknowledge, or cause to be signed, executed and acknowledged, any applications, assignments, instruments and other documents, and to perform such other acts, as the Company may deem necessary, useful or convenient to confirm and vest in the Company or its nominee all right, title and interest throughout the world in and to any Intellectual Property and all patent, copyright and other intellectual property rights and protections therein, and to assist the Company in procuring, maintaining, enforcing and defending such patent, copyright and other intellectual property rights and protections throughout the world, at Company’s cost. Any Confidential Information contained in such Intellectual Property shall be treated as Confidential Information under this Agreement.

5.Conflicting Engagements or Employment During Consulting Period. During your service as a consultant to the Company, you agree that you will not, without previously notifying the Company in writing, directly or indirectly, knowingly become associated with, render advisory, consulting or other services to, or become employed by any other person or entity (a) engaging in the clinical development of a drug candidate in direct conflict or competition with a Phase 3 drug development program being conducted by the Company or (b) engaging in efforts directed toward the discovery or development of a drug candidate which inhibits or otherwise modulates a drug target that is the subject of any drug development program which has been or is being conducted by the Company or any drug discovery program to which the Company is devoting or has devoted material resources (collectively referred to as “Third Party Competitors”). You furthermore agree to promptly notify the Company if, during your service as a consultant to the Company, you become aware that any person or entity by whom you are employed or engaged becomes a Third Party Competitor or proposes to engage in activities that would result in such person or entity becoming a Third Party Competitor (an “Preexisting Relationship”), and to notify the Company of any proposed relationship with a Third Party Competitor with whom you do not have a Preexisting Relationship (a “Proposed Relationship”) at least 30 days prior to the establishment of a confidential relationship between you and such Third Party Competitor. Upon such notification, the Company may consent to the Preexisting Relationship or Proposed Relationship in writing, may proffer written consent subject to condition precedent regarding certain restrictions on the scope and/or field of the Preexisting Relationship or Proposed Relationship, or may terminate this Agreement, subject in each such case to your obligations with respect to Confidentiality and Intellectual Property under Sections 3 and 4 of this Agreement. For clarity, you shall be under no obligation hereunder to divulge the confidential information of any Third Party Competitor; provided, that in the event you are unable to comply with this Section 5 without divulging any such Third Party Competitor confidential information, you will promptly terminate this Agreement pursuant to Section 6. This Section 5 shall delete and replace Section 11(a)(1) of your employment agreement with the Company, dated February 8, 2000, as amended (your “Employment Agreement”); provided that, for clarity, no change is made hereby to the other provisions of Section 11 of your Employment Agreement, which shall remain in effect in accordance with their terms.

6.Term and Termination. You will render the Services to the Company for an initial period of one year commencing on the date of the termination of your employment by the Company, at which time this Agreement will terminate unless renewed by mutual written consent. This Agreement may be terminated (a) at any time by you, with or without cause, upon 30 days’ advance written notice to the Company, (b) by the Company as provided in Section 5, with or without cause, upon written notice to you, or (c) by either party for breach of this Agreement by the other party that, where curable, is not cured within 10 business days after written notice of such breach is delivered to the breaching party.

7.Independent Contractor. For purposes of this Agreement, you will be deemed an independent contractor and not an employee or agent of Lexicon. In this connection, you will not be eligible for, nor entitled to, any employee benefits that we normally extend to our employees, and we will not withhold any taxes from the compensation paid to you, all of which shall be your responsibility. The manner in which you render the Services will be within your reasonable control and discretion. You have no express or implied authority to incur any liability, or to make any decision or to create any binding obligation, on our behalf.

8.Compliance with Laws and Procedures. To the extent you provide any Services on our premises, you agree to observe our business hours, as well as our rules, policies and security procedures concerning conduct and the health, safety and protection of persons and property. You will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the performance of the Services.

9.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

10.Enforcement. You agree that a breach of any of the restrictions set forth in the provisions of this Agreement may cause the Company irreparable injury and damage, and that, in the event of any breach or threatened breach, the Company, in addition to all other rights and remedies at law or in equity, shall have the right to seek to enforce the specific performance of such restrictions and to apply for injunctive relief against their violation.

11.Survival of Terms. The provisions of Sections 3, 4 and 9 through 17 hereof shall survive termination of this Agreement.

12.Successors and Assigns. You may not assign this Agreement without the written consent of the Company. This Agreement shall be binding on your heirs, executors, administrators and legal representatives and the Company’s successors and assigns.

13.Severability. The invalidity or unenforceability of any provision of this Agreement (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and if such provision (or portion thereof) is so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

14.Entire Agreement. This Agreement (together with the Employment Agreement) constitutes the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein.

15.Amendment and Waiver. This Agreement may not be amended or supplemented in any way, nor may the benefit of any provision hereof be waived, except by a written agreement duly executed by both you and the Company.

16.No Conflict. You represent that the performance of your obligations and duties under this Agreement does not conflict with any obligations or duties, express or implied, that you may have to third parties.

17.Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the above address, whereupon this Agreement shall constitute a binding contract between us and our legal representatives, successors, and assigns.

Accepted and agreed to on the date set forth below:

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Lonnel Coats
Lonnel Coats
President and Chief Executive Officer

Accepted and agreed to on the date set forth below:

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Brian P. Zambrowicz
Brian P. Zambrowicz

Date: February 20, 2015